                                                                      EXHIBIT 56

                                 AMENDMENT TO
                    EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN



          AGREEMENT by and between AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation with its principal office at 2777 Walden Avenue, Buffalo, New York 14225 (the "Company"), and RICHARD S. WARZALA (the "Employee"), residing at 102 Southwedge Drive, Amherst, New York 14068, dated as of April 24, 1998.


                              W I T N E S S E T H


       WHEREAS, the Company and the Employee entered into an agreement entitle the Executive Supplemental Retirement Plan (the "Plan") as of June 1, 1983, and entered into an agreement amending and restating the Plan as of January 4, 1997; and

       WHEREAS, the Board of Directors of the Company has authorized the following amendment to the Plan as so amended and restated, and the Employee has agreed to the amendment,

       NOW, THEREFORE, the Plan is amended as follows, effective April 24, 1998:

       1. The first two lines of Schedule A to the Plan are amended to read as follows:


                                  SCHEDULE A
                   As Amended Effective as of April 24, 1998


       2. Part I of Schedule A is deleted and the following paragraph is substituted in its place:

          I.   Normal Retirement Benefit.  The Normal Retirement Benefit as in
               -------------------------
effect on May 1, 1998, is $1,200,000. The Normal Retirement Benefit shall be adjusted automatically as of May 1 of each year after 1998 to reflect changes in the cost of living, using the following procedure:

               The Normal Retirement Benefit in effect as of the immediately preceding May 1 shall be increased or decreased by a factor derived from the Consumer Price Index for All Urban Consumers (1982-84 = 100) published by the United States Bureau of Labor Statistics for the month of April preceding the date as of which the adjustment is being made. The Normal
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Retirement Benefit to be used as the basis for the calculation of any benefit payable under this Agreement is the Normal Retirement Benefit in effect as of the May 1 preceding (of, if applicable coincident with) the date the Employee ceases to be employed by the Company.

       3. The Schedule A appended to this Agreement, which has been restated to include the amendments described above, shall be executed and attached to the Plan in place of the Schedule A that was designated "Effective as of January 4, 1997."

          IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company, pursuant to the authorization of its Board of Directors, has caused this Agreement to be executed, as of the day and year first above written.


                              AMERICAN PRECISION INDUSTRIES INC.


                              By /s/ Bruce McH. Kirchner
                                -----------------------------------------------
                                      Bruce McH. Kirchner
                                      Vice President and Chief Financial Officer


                                /s/ Richard S. Warzala
                               ------------------------------------------------
                                       Richard S. Warzala, individually

                    EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

                                  SCHEDULE A

                   As Amended Effective as of April 24, 1998



IV.  Normal Retirement Benefit.
     -------------------------

     The Normal Retirement Benefit as in effect on May 1, 1998, is $1,200,000. The Normal Retirement Benefit shall be adjusted automatically as of May 1 of each year after 1998 to reflect changes in the cost of living, using the following procedure:

     The Normal Retirement Benefit in effect as of the immediately preceding May 1 shall be increased or decreased by a factor derived from the Consumer Price Index for All Urban Consumers (1982-84 = 100) published by the United States Bureau of Labor Statistics for the month of April preceding the date as of which the adjustment is being made. The Normal Retirement Benefit to be used as the basis for the calculation of any benefit payable under this Agreement is the Normal Retirement Benefit in effect as of the May 1 preceding (of, if applicable coincident with) the date the Employee ceases to be employed by the Company.

V.   After-Tax Rate
     --------------

     The After-Tax Rate is the percentage that is the remainder after the subtraction from (i) 100 percent of (ii) the effective marginal tax rate applicable to the Employee on the date as of which a calculation is being made. The Company shall determine the effective marginal tax rate applicable to the Employee as of the calculation date, taking into account federal, state, and local income tax rates; the hospital insurance tax rate under the Federal Insurance Contribution Act; the deduction (for income tax purposes) for state and local income taxes; and no income other than income attributable to the Company. An amount shall be converted to an after-tax amount by multiplying it by the After-Tax Rate in effect for the calculation date.

VI.  Applicable Annual Rate
     ----------------------

     The Applicable Annual Rate is the annual rate of interest determined for a given calendar year as follows: For each calendar year, the Company shall obtain quotes from the Guardian Life Insurance Company and two other A+ rated life insurance companies on the single premium that would be required in January of that year to purchase an
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     immediate annuity policy paying a fixed monthly benefit for a term certain of 180 months. The premiums quoted shall be translated into discount rates. The highest of the three discount rates shall be the Applicable Annual Rate in effect for calculations made as of any date during the given calendar year.

                              AMERICAN PRECISION INDUSTRIES INC.


                              by   /s/ Bruce McH. Kirchner
                                 --------------------------------------------
                                      Bruce McH. Kirchner,
                                          Vice President and Chief Financial
                                          Officer



                                /s/ Richard S. Warzala
                               ----------------------------------------------
                                       Richard S. Warzala


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